UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest reported event):  April 6, 2011

Commission File No. 001-33399

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COMVERGE, INC.
(Exact name of registrant as specified in its charter)

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DELAWARE	22-3543611
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

5390 Triangle Parkway, Suite 300
Norcross, Georgia 30092
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code:  (678) 392-4954

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On April 6, 2011, Comverge, Inc. (the “Company”) and its wholly owned subsidiaries, Alternative Energy Resources, Inc., Enerwise Global Technologies, Inc, Comverge Giants, LLC., Public Energy Solutions, LLC, Public Energy Solutions NY LLC, and Clean Power Markets, Inc. (collectively, the “Subsidiaries” and together with the Company, the “Borrowers”) entered into Modification No. 1, effective as of March 31, 2011, (the “Modification”) of that certain Loan and Security Agreement (the “Original Agreement”) dated November 5, 2010, among the Borrowers and Partners for Growth III, L.P. (“PFG”). Pursuant to the Original Agreement, the Company borrowed an aggregate of $15 million from PFG pursuant to a Secured Convertible Note in the initial principal amount of $15 million (the “Initial Note”), which remains due on November 5, 2015, unless earlier converted at the option of PFG or the Company pursuant to the conversion terms and conditions contained in the Original Agreement and as modified by the Modification.  In accordance with the terms of the Modification, the Initial Note was amended and restated as of March 31, 2011 (the “Amended and Restated Note”).

The material terms of the Modification and the Amended and Restated Note are summarized below.

The price at which the Initial Note may be converted into the Company’s common stock has been revised to be $5.46 per share of common stock.

The Modification revised the minimum revenue thresholds for fiscal year 2011 for purposes of determining whether PFG may exercise their right to amortize all or part of the obligations outstanding over a 36-month period from the date PFG elects to so amortize the obligations. Any failure by the Company to maintain such minimum revenues does not, by itself, constitute an event of default under the Original Agreement or the Modification, but rather such minimum revenues thresholds are solely used to determine whether PFG may choose to exercise its amortization right.

The foregoing summary of the Modification is not complete and is qualified in its entirety by reference to the full text of the Modification. A copy of the Modification will be included in a subsequently filed report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMVERGE, INC.

By: /s/ Michael Picchi
Name:  Michael Picchi
Title: Executive Vice President and Chief Financial Officer
Dated: April 8, 2011